Exhibit 10.1

Amendment to Financing and Security Agreement
Between Action Capital Corporation and Telos Corporation

WHEREAS, Action Capital Corporation ("ACTION") entered into a Financing and Security Agreement with Telos Corporation (hereinafter "CLIENT") dated July 15, 2016; and

WHEREAS both parties agree to amend this document in accordance with Section 6.5 thereof;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 6.2 shall be amended by deleting the section in its entirety and replacing it with the following:

6.2
TERMINATION: The term of this is Agreement shall be through January 2, 2019, except that this Agreement may be terminated by CLIENT at any time without premium or penalty, upon written notice of such termination by CLIENT.  Upon repayment in full in cash of the OBLIGATIONS and the termination of this Agreement, the security interests (including, without limitation, collateral transfers and assignments) hereunder shall automatically terminate and be released and, at the CLIENT'S sole cost and expense, ACTION shall promptly evidence such release and termination by financing statement terminations, by notice to CUSTOMERS, by reassignment of otherwise, as CLIENT may reasonably request from time to time.

Agreed to this 13th day of August, 2018.

CLIENT: Telos Corporation
		By:	/s/ Michele Nakazawa
		Title:	Chief Financial Officer

Attested By:	/s/ Helen M. Oh
Seal:

ACTION: Action Capital Corporation
		By:	/s/ Patrick A. Thom
Patrick A. Thom
		Title:	President